	Third Quarter			Full Year
	2005	2006	%	2005	2006	%
	Actual	Guidance	Change	Actual	Guidance	Change
Revenue	$15.3	$27.0-28.5	81%	$60.5	$92.0-95.0	55%
Ebitda (a)(b)	$3.5	$5.8-6.8	80%	$13.9	$21.5-23.0	60%
Per share (a)(b)	$0.13	$0.18-0.21	50%	$0.54	$0.71-0.76	36%
Net Income (c)(d)(e)	$2.4	$(2.1)-(1.3)	nc	$22.7	$0.3-1.5	nc
Per share (c)(d)(e)(f)	$0.09	$(0.08)-(0.05)	nc	$0.88	$0.01-0.05	nc
Net Income Available to Common Shareholders (c)(d)	$2.4	$(3.8)-(3.0)	nc	$22.7	$(3.1)-(1.9)	nc
Per share (c)(d)(g)	$0.09	$(0.15)-(0.12)	nc	$0.88	$(0.12)-(0.07)	nc
Core Net Income (a)(d)(e)(h)(i)	$2.5	$0.3-1.3	nc	$9.4	$6.9-8.2	nc
Per share (a)(d)(e)(h)(i)	$0.09	$0.01-0.04	nc	$0.36	$0.23-0.27	nc

Basic Shares	25.0	25.7	3%	23.4	25.6	9%
Fully Diluted Shares	27.3	32.5	19%	25.9	30.2	17%

Amortization of Acquired Intangibles	$0.1	$2.0-2.6	2200%	$0.4	$4.3-5.5	1125%
Interest Expense and Debt Issuance Costs on Senior Secured Debt	$0.0	$2.9	nc	$0.0	$5.8	nc
Preferred Stock Accretion	$0.0	$1.7	nc	$0.0	$3.4	nc
nc	= not comparable

(a)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial measures, including Ebitda and core net income, to evaluate performance and establish goals. It believes that these measures are valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

(b)	Ebitda is a pro forma measure defined as earnings before interest, taxes, depreciation, amortization and equity compensation expense.

(c)	Net income and net income available to common shareholders and their associated per share amounts for full year 2005 include a $13.7 million benefit from the release of valuation allowance against the Company’s deferred tax asset.

(d)	Year over year comparisons for net income, net income available to common shareholders and core net income and their associated per share amounts are not comparable because of one or more of the following: 1) differences in tax rates, 2) tax benefit from the release of valuation allowance in full year 2005, or 3) equity compensation expense in the 2006 periods.

(e)	Excludes preferred stock accretion.

(f)	Third quarter 2006 net income per share is calculated using the number of basic shares.

(g)	Third quarter and full year net income available to common shareholders per share is calculated using the number of basic shares.

(h)	Core net income is a pro forma measure defined as net income before the amortization of acquisition-related intangible assets, equity compensation expense, merger-related charges, restructuring-related charges, impairment charges, cumulative effect of change in accounting methods, income tax benefit from the release of valuation allowance and non-recurring tax charges. Some or all of these items may not be applicable in any given reporting period. Core net income for the 2005 periods does not reflect a full tax rate.

(i)	Excludes amortization of acquisition-related intangible assets and equity compensation expense of between $0.5 and $0.8 million for the third quarter 2006 and between $2.2 and $2.8 million for the full year 2006.